                                                                     Exhibit 5.2

Internal Revenue Service                  Department of the Treasury

                                          Washington, DC 20224

                                          Contact Person: Ms. Arrington 50-00197

FRANKLIN TEMPLETON INVESTOR SERVICES INC  Telephone Number: (202) 283-8811
10600 WHITE ROCK ROAD                     In Reference to: T:EP:RA:ICU
RANCHO CORDOVA, CA 95670                  Date: 08/07/2001

Dear Applicant:

In our  opinion,  the form of the plan  identified  above  is  acceptable  under section 401 of the Internal Revenue Code for use by employers for the benefit of their employees.  This opinion relates only to the  acceptability of the form of the plan under the Internal  Revenue Code. It is not an opinion of the effect of other Federal or local statutes.

You must  furnish a copy of this letter to each  employer  who adopts this plan.
You are also  required  to send a copy of the  approved  form of the  plan,  any approved  amendments and related  documents to Employee Plans  Determinations in
Cincinnati  at the address  specified  in section  9.11 of Rev.  Proc.  2000-20,
2000.6 I.R.H. 553.

This letter  considers the changes in  qualifications  requirements  made by the
Uruguay Round  Agreements  Act (GATT),  Pub. L. 103-465,  the Small Business Job
Protection Act of 1996, Pub. L. 104-158,  the Uniformed Services  Employment and
Reemployment  Rights Act of 1994,  Pub. L. 103.353,  the Taxpayer  Relief Act of
1997, Pub. L. 105-34, the Internal Revenue Service  Restructuring and Reform Act
of 1998, Pub. L. 105-206 and the Community  Renewal Tax Relief Act of 2000, Pub-
L. 106-554. These laws are referred to collectively as GUST.

Our  opinion  on the  acceptability  of the form of the plan is not a ruling  or determination  as to whether an  employer's  plan  qualifies  under Code section
401(a).  However, an employer that adopts this plan may rely on this letter with respect to the  qualification  of its plan under Code section 401(a),  except as provided  below,  provided the  eligibility  requirements  and  contribution  or benefit provisions are not more favorable for highly compensated  employees than for other employees. The terms of the plan moat be followed in operation. Except as stated below,  Employee Plans  Determinations  will not issue a determination letter with respect to this plan.

Our opinion  does not apply for  purposes of Code  section  401  (a)(10)(8)  and section 401 (a) (16) if an employer ever maintained  another  qualified plan for one or more  employees  who are  covered  by this plan,  other than a  specified paired plan within the meaning of section  4.13 of Rev.  Proc.  2000-2D,  2000-6
I-R.B.  553. For this  purpose,  the  employer  will not be  considered  to have maintained  another  plan merely  because the employer  has  maintained  another defined  contribution  plan(s).  provided such other plan(s) has been terminated prior to the  effective  date of this  plan and no  annual  additions  have been credited to the account of any  participant  under such other  plan(s) as of any date within the limitation  year of this plan.  Likewise,  if this plan is first effective on or after the effective  date of the repeal of Code section  415(e), the  employer  will not be  considered  to have  maintained  another plan merely because the employer  has  maintained a defined  benefit  plan(s),  provided the defined benefit plan(s) has been terminated  prior to the effective date Of this plan.  Our opinion also does not apply for  purposes of Code section  401(a)(16)
if,  after  December 31, 1985,  the  employer  maintains a welfare  benefit fund defined in Code section 419(e), which provides  postretirement  medical benefits allocated  to separate  accounts  for key  employees  as defined in Code section
419A(d)(3).

An  employer  that  adopts  this plan may not rely on this  opinion  letter with respect  to: (1)  whether  any  amendment  or series of  amendments  to the plan satisfies the nondiscrimination  requirements of section 1.401(a))4)-5(a) of the regulations,  except with respect to plan amendments  granting past service that meet the safe harbor described in section 1.401(a)(4)5(a)(5) and are not part of a pattern of  amendments  that  significantly  discriminates  in favor of highly
compensated  employees;   or  (2)  whether  the  plan  satisfies  the  effective
availability  requirement of section  1.401(a)(4)-4(c)  of the regulations  with respect to any benefit, right or feature.

An  employer  that  adopts  this plan as an  amendment  to a plan  other  than a standardized  plan may not rely on this opinion letter with respect to whether a benefit,  right or other feature that is prospectively  eliminated satisfies the current availability requirements of section 1.401(a)-4 of the regulations.

An employer  that elects to continue to apply the  pre-GUST  family  aggregation rules in years  beginning after December 31, 1996, or the combined plan limit of section 415(e) in year.  beginning  after December 31, 1999, will not be able to rely on the opinion letter without a determination letter.

The employer may request a determination (1) as to whether the plan,  considered with all related  qualified  plans and, if  appropriate,  welfare benefit funds, satisfies the  requirements  of Code section 401 (a) (16) as to  limitations  on benefits  and  contributions  in Code section 415 and the  requirements  of Code section 401  (a)(10)(8) as to the top-heavy  plan  requirements  in code section
416; (2) regarding the  nondiscriminatory  effect of grants of past service; (3)
with respect to whether a  prospectively  eliminated  benefit,  right or feature satisfies  the current  availability  requirements;  and (4) with respect to the continued  application  of  the  pre-GUST  family  aggregation  rules  in  years beginning  after December 31, 1996, or the combined plan limit of section 415(e)
in years  beginning  after  December  31,  1999-  The  employer  may  request  a determination letter by filing an application with Employee Plans Determinations on Form $307,  Application for Determination for Adopters of master or Prototype or Volume Submitter Plans.

If you, the master or prototype sponsor,  have any questions  concerning the IRS processing of this case,  please call the above telephone number_ This number is only for use of the sponsor.  Individual  participants and/or adopting employers with  questions  concerning  the plan  should  contact  the master or  prototype sponsor.  The plan's adoption  agreement must include the sponsor's  address and telephone number for inquiries by adopting employers.

If you write to the IRS  regarding  this plan,  please  provide  your  telephone number  and the  most  convenient  time  for us to  call  in  case we need  more information. Whether you call or write, please refer to the Letter Serial Number and File Folder Number shown in the heading of this letter.

You should  keep this  letter as a  permanent  record.  Please  notify us it you modify or discontinue sponsorship of this plan.

                                Sincerely yours,

                                /s/ Paul T. Shultz

                                Director
                                Employee Plans Rulings & Agreements